Exhibit 10.2
CONSULTING AGREEMENT
This CONSULTING AGREEMENT (this “Agreement”) dated as of September 1, 2021 to be effective as of the Effective Date, by and between TRIUMPH BANCORP, INC., a Texas corporation (the “Company”), and R. BRYCE FOWLER (“Consultant”).
WHEREAS, Consultant currently serves as the Executive Vice President and Chief Financial Officer of the Company; and
WHEREAS, Consultant has resigned as the Executive Vice President and Chief Financial Officer of the Company, effective as of September 1, 2021 (the “Effective Date”); and
WHEREAS, Consultant desires to be retained as a consultant to the Company and the Company desires Consultant’s services after the Effective Date on the terms and conditions as set forth in this Agreement.
NOW, THEREFORE, in consideration of the promises, the mutual agreements herein set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1.Retention of Consultant; Services to be Performed.
(a)Services. Effective on the Effective Date, the Company shall retain Consultant to provide consulting services related to (i) various business and/or growth transactions; (ii) oversight and advice related to the Company’s regulatory relationships, (iii) transition matters from Consultant’s role as Executive Vice President and Chief Financial Officer of the Company prior to the Effective Date, and (iv) provision of advice and support to the Company’s Risk Management and Audit Committees, in each case, as requested by the Company (collectively, the “Services”). Consultant accepts such engagement upon the terms and conditions set forth in this Agreement. Requests for consulting services will be delivered to the Consultant by the Chief Executive Officer of the Company (the “CEO”).
(b)Availability to Perform Services. Consultant and the Company agree that the time spent by Consultant in performance of the Services will be determined by agreement between Consultant and the CEO.
(c)Standard of Care. Consultant shall perform the Services with the same level of care and diligence with which he has performed services for the Company prior to the Effective Date.
(d)Independent Contractor. Consultant and the Company understand, acknowledge, and agree that this Agreement constitutes a service contract and that Consultant is acting as an independent contractor in performing the Services. Nothing in this Agreement shall constitute a partnership, joint venture, or employer/employee relationship between Consultant and the Company, and Consultant is not the agent of the Company. Consultant has no authority to bind or otherwise obligate the Company in any manner, nor shall Consultant represent to anyone that Consultant has a right to do so, except as specifically authorized from time to time in writing by the Company’s CEO. Consultant shall have the exclusive responsibility for determining the means and manner in which the Services are to be performed. Consultant shall provide their own equipment (phone, laptop, etc.) necessary for provision of the Services. Consultant agrees, however, that while Consultant operates independently, Consultant shall, in all aspects of performing the Services, comply with applicable law, rules and regulations and perform the

Services professionally, ethically, and in a way that he reasonably believes is not opposed to the Company’s best interests.
Consultant understands, acknowledges, and agrees that, as an independent contractor, Consultant is not covered by or eligible to participate in any of the Company’s employee benefits programs, including, but not limited to, accident and health insurance, life insurance, disability income insurance, medical expense reimbursement, wage continuation plans, or other fringe benefits provided to employees.
(e)Taxes. Consultant and the Company agree that Consultant is fully responsible, at Consultant’s own expense, to discharge all tax and related obligations imposed by federal, state, and local law and regulation with respect to the Consulting Fee (as defined below) and any other compensation paid to Consultant for his services hereunder, and shall indemnify and hold the Company harmless on account of the Consultant’s failure to do so. In addition, Consultant shall: (i) pay all applicable social security taxes, federal and state unemployment insurance and similar taxes and workers compensation premiums; (ii) pay all other applicable assessments, taxes, contributions, or sums payable, whether based on income or otherwise; and (iii) at all times comply with applicable federal, state, and local laws and regulations with respect to the payment of taxes. Consultant acknowledges he is solely responsible for filing all necessary federal, state, and local taxes, including timely payment of estimated income taxes and self-employment taxes.
(f)Term. Unless terminated at an earlier date in accordance with Section 6, this Agreement shall become effective on the Effective Date and will continue for 36 months following the Effective Date (the “Term”). Thereafter, this Agreement shall terminate unless prior to the expiration of the Term it is renewed upon written agreement of the parties.
2.Compensation. As compensation in full for Consultant providing the Services hereunder, the Company shall pay Consultant: (a) a consulting fee at the rate of $7,416.67 per month (the “Consulting Fee”). The Consulting Fee shall be payable to Consultant in arrears at the end of each calendar month during the Term and, subject to the provisions of Section 6, a prorated portion of the Consulting Fee shall be payable upon termination of this Agreement if such termination occurs other than at the end of a month.
3.Expenses. The Company will reimburse Consultant for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the Company’s normal policies for reimbursement and expense verification.
4.Confidential Information. Except as directed by the Company, Consultant shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company), during the Term or at any time thereafter, any confidential information of the Company that Consultant has acquired or become acquainted with, whether developed by himself or by others, including but not limited to any trade secrets, confidential, proprietary or secret information or data, processes, formulae, plans, devices or material (whether or not patented or patentable) used in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential development or research work of the Company, or any other confidential information or confidential aspects of the business of the Company (all such confidential or secret knowledge and information referred to in this sentence, the “Confidential Information”). Consultant acknowledges that the Confidential Information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense and the creation of goodwill by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. The foregoing obligations of confidentiality shall not apply: (a) to any knowledge or information that is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Consultant; and (b) as set forth in the following paragraph.
Consultant also shall be authorized to disclose Confidential Information: (i) as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law); (ii) in any criminal proceeding against him after providing the Company with prior written notice and an opportunity to seek protection for such Confidential Information (at the Company’s sole expense); and (iii) with the prior written consent of the CEO.
5.Nondisparagement. Neither party, which in case of the Company shall be deemed to be actions taken by its directors and executive officers, shall make to any third party, including but not limited to, with respect to Consultant, competitors and customers of the Company, any statement that disparages the other party or, with respect to Consultant, any of the Company’s officers, directors, or employees.
6.Termination of Services.
(a)This Agreement shall be automatically terminated upon the death or Disability of Consultant. As used herein, “Disability” shall be deemed to occur if Consultant is incapacitated and unable to perform the Services for four consecutive months or for at least 180 days (which need not be consecutive) during any 12-month period, as determined in the discretion of the Company.
(b)This Agreement may be terminated for any reason by either Consultant or the Company upon 180 days prior written notice to the other party (the “Notice Period”). The Company, upon providing notice of termination to Consultant or upon receiving notice of termination by Consultant, may elect to require that Consultant not perform the Services during the Notice Period. If the Company makes such election, it will continue to pay the Monthly Fee as if Consultant was still under contract through the duration of the Notice Period.
(c)If not terminated earlier by either party pursuant to Section 6(a) or (b) or renewed by mutual written agreement of Consultant and the Company in advance of the last day of the Term, this Agreement shall terminate as of the close of business on the last day of the Term.
7.Resolution of Disputes.
(a)Except as provided in Section 7(b), any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in Dallas, Texas, before a single arbitrator to be mutually agreed upon by the parties and shall be conducted in accordance with the JAMS Employment Arbitration Rules and Procedures (“JAMS”). Consultant acknowledges that he has reviewed such rules prior to executing this Agreement. The Company shall bear those expenses peculiar to arbitration including the administrative costs of the arbitration and the arbitrator’s fees to the extent required by Texas law and the JAMS rules. Each party in the arbitration shall bear its or his own attorneys’ fees and legal costs; however, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and/or legal costs, the arbitrator may award reasonable attorneys’ fees and/or legal costs to the prevailing party consistent with applicable law. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. Failure to demand arbitration within the prescribed time period shall result in waiver of said claims. This Agreement does not prohibit either party from seeking provisional injunctive relief, including to prevent irreparable harm, in any court of competent jurisdiction. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.
(b)For avoidance of doubt, Section 7(a) shall have no application to claims by the Company asserting a violation of Section 4 or claims by either party asserting a violation of Section 5 of this Agreement, or seeking to enforce, by injunction or otherwise, the terms of Section 4 by the Company or Section 5 by either party.
8.Releases.
(a)Consultant understands that this Section 8 is a knowing and voluntary waiver of claims by Consultant related to Consultant’s employment with the Company. In exchange for the consideration set forth in this Agreement and other good and valid consideration, and except for matters specifically reserved in this Agreement, Consultant, for himself and on behalf of his representatives, successors and assigns, hereby releases and forever discharges the Company, its subsidiaries and affiliates and their respective shareholders, directors, officers, employees and agents (collectively, the “Company Released Parties”), from any and all claims, demands, damages, losses, obligations, rights and causes of action, whether known or unknown, against any Company Released Party, including but not limited to, all claims, causes of action that Consultant now has or has ever had against any Company Released Party based upon or arising out of any offer, agreement, matter, occurrence or event existing or occurring prior to the execution of this Agreement, including anything relating to Consultant’s employment with the Company or to the termination of such employment, which release expressly includes, but is not limited to, any claim or cause of action arising under 42 U.S.C. § 1981; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act (“ADEA”); The Older Workers Benefit Protection Act (“OWBPA”); the Employee Retirement Income Security Act of 1974; The Fair Labor Standards Act, as amended; and any other federal, state and local statute or rule; provided that Consultant is not releasing: (i) any claim or right under this Agreement; (ii) any right to compensation for services owing to Consultant that have accrued but not yet been paid in the ordinary course of business; (iii) any deposits (as defined in 12 USC §1813(1)) of Consultant that constitute a deposit liability of a Company Released Party; or (iv) any right of indemnification and related benefits pursuant to any applicable law, the articles of incorporation or bylaws of Company or its subsidiaries or to claim insurance coverage or to be defended under any directors’ and officers’ insurance coverage that applies to or benefits directors or officers of Company or its subsidiaries to the extent such coverage applies Consultant. Consultant agrees not to bring any lawsuits against any Company Released Party relating to the claims that Consultant has released nor will Consultant allow any to be brought or continued on his behalf or in his name. This Agreement does not affect Consultant’s right to file a charge with or participate before the Equal Employment Opportunity Commission; however, Consultant is waiving the right to recover damages and attorney’s fees from such a proceeding. Subject to Sections 8(b) and 8(c), this Section 8(a) shall survive any expiration or termination of this Agreement.
Without limiting the foregoing, Consultant hereby acknowledges that he knowingly and voluntarily is providing the release set forth in this Section 8(a) with the purpose of waiving and releasing any claims under the ADEA and the OWBPA, and as such, he acknowledges and agrees that:
(1)    this Agreement is worded in an understandable way;
(2)    any rights or claims arising under the ADEA and OWBPA are waived;

(3)    claims under the ADEA and OWBPA that may arise after the date of this Agreement are not waived;
(4)    the rights and claims waived in this Agreement are in exchange for additional consideration over and above anything to which Consultant was already undisputedly entitled; and
(5)    Consultant has been advised in writing to consult with an attorney prior to executing this Agreement, and has had an opportunity to do so.
(b)Consultant has 21 days from receipt of this Agreement to review and consider this Agreement before signing and returning it; therefore, Consultant understands that he must give his written acceptance within 21 days to the Company. Consultant understands that he may use as much of this 21 day period as he wishes prior to signing. In the event Consultant signs this Agreement before the expiration of the 21 days, Consultant hereby states that Consultant has voluntarily and knowingly decided to shorten the time period and that no released party has induced him to do so.
(c)Consultant may revoke (i.e., cancel) this Agreement for any reason within seven days after signing it. Consultant understands and agrees that such revocation must be in writing and hand-delivered or mailed to the Company. If mailed, the revocation must be sent by certified mail, return receipt requested, and postmarked within the seven-day period. This revocation should be properly addressed to the Company at the address set forth in Section 9(f). Consultant understands that he will not receive any payment under this Agreement if he revokes it.
9.Miscellaneous.
(a)Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and thereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof and thereof.
(b)Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and either party hereto may execute this Agreement by signing any such counterpart.
(c)Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law and to carry out each provision herein to the greatest extent possible, but if any provision of this Agreement is held to be void, voidable, invalid, illegal or for any other reason unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected or impaired, and will be interpreted so as to effect, as closely as possible, the intent of the parties hereto. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
(d)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by Consultant without the prior written consent of the Company.

(e)Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement.
(f)Notices. Any notice or communication required or permitted to be given to the parties shall be delivered personally or sent by email or by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or to such other address as the party addressed may have substituted by notice pursuant to this Section 9(f):
If to Consultant:

R. Bryce Fowler
4616 Parma Ln.
Frisco, TX 75034
If to the Company:

Triumph Bancorp, Inc.
12700 Park Centra Drive, Suite 1700
Dallas, Texas 75251
Attn:    Chief Executive Officer
(g)Headings. The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
(h)Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the internal laws of the State of Texas, without giving effect to any choice of law provisions thereof.
(i)Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(j)Advice of Counsel. Consultant expressly acknowledges that the Company has advised him to discuss all aspects of this Agreement with an attorney before signing this Agreement and that he has discussed, or in the alternative, has freely elected to waive any further opportunity to discuss, this Agreement with an attorney before signing it.
(k)No Waiver. No delay on the part of any party in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by any party of any right or any breach by another party shall constitute a waiver of any other right or breach.
(l)Effect on Outstanding Equity Awards. The Company and Consultant acknowledge and agree that the provision of Consultant’s services hereunder shall be considered continued service to the Company such that a Termination of Service (as defined in the Company’s 2014 Omnibus Incentive Plan) shall not be deemed to have occurred with respect to any time-based vesting equity award held by the Consultant as of the Effective Date, which awards shall continue to vest subject to the Consultant’s provision of services under this Agreement, but that Consultant shall be deemed to have retired from the Company as of the Effective Date for the purposes of determining treatment of any performance-based equity awards held by the Consultant as of the Effective Date.
(m)Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto or an exception to Section 409A of the Code. For purposes of compliance with Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation, and in no event may the Consultant, directly or indirectly, designate the calendar year of any payment under this Agreement. All reimbursements provided under this Agreement shall be provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (a) the amount of expenses eligible for reimbursement during one calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year; (b) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (c) the right to any reimbursement shall not be subject to liquidation or exchange for another benefit.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph hereof.

TRIUMPH BANCORP, INC.

By:	/s/ Aaron P. Graft
Name:	Aaron P. Graft
Title:	Chief Executive Officer

CONSULTANT
/s/ R. Bryce Fowler